Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims ("Agreement") is entered into by and between Endocyte, Inc. ("Endocyte"), and David D. Meek ("Meek") (collectively, the "Parties").

Recitals

A.           Endocyte and Meek are parties to a Change in Control and Severance Agreement ("Severance Agreement"), a copy of which is attached as Exhibit A, which, among other things, conditions Meek's receipt of certain severance benefits on execution of this Agreement.

B.           Through this Agreement, Endocyte is offering special consideration to Meek that he would not otherwise be entitled to receive in exchange for Meek, among other things, agreeing to the terms by which his employment with Endocyte will terminate and agreeing to waive and release, to the fullest extent permitted by law, all claims he has or may have against Endocyte up through the date of his signature on this Agreement, including without limitation claims arising out of his employment with, and service as an officer of, Endocyte and the termination of that employment and service.

C.           Meek's employment with Endocyte is at-will and is subject to various statutes, regulations, and common laws, including the Age Discrimination in Employment Act of 1967 ("Age Act"), as amended (29 U.S.C. §621, et seq.). If Meek does not revoke this Agreement by appropriate notice as defined below, this Agreement will be effective the eighth day after Meek executes this Agreement ("Effective Date").

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, Meek and Endocyte agree as follows:

1.          Endocyte has decided to terminate Meek's employment as of the end of the day on a date (the "Termination Date") no later than August 29, 2014. Endocyte may determine that Meek's last day of employment with Endocyte is effective as of a date earlier than August 29, 2014, in which case the Termination Date will be that last day of employment. Meek agrees to tender his resignation as an officer of Endocyte effective as of his Termination Date. The Parties acknowledge and agree that the termination of Meek's employment with Endocyte is involuntary as to Meek. The Parties further acknowledge and agree that the termination of Meek's employment with Endocyte will be subject to Section 3(a) of the Severance Agreement.

2.          Endocyte will continue to pay Meek's base salary through his Termination Date, and will pay Meek for his accrued but unused vacation time as of his Termination Date, in each case net of applicable tax withholdings in accordance with Endocyte’s normal payroll practices. These payments are not contingent upon Meek's execution of this Agreement and will not be considered severance compensation.

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3.          Contingent upon this Agreement becoming effective, enforceable, and irrevocable no later than the sixtieth (60th) day following the Termination Date (the "Effective Date Contingency") and the full satisfaction of any other Conditions to Receipt of Severance set forth in Section 4 of the Severance Agreement, Endocyte will:

(a)          Pay Meek special severance compensation in the total gross amount of Two Hundred Sixty Thousand One Hundred Eighty-Six Dollars and No Cents ($260,186.00), minus applicable employment tax withholdings, which represents Seventy Five Percent (75%) of Meek's current base annual salary. This amount will be paid to Meek in a lump sum within thirty (30) days following the Termination Date (or, if the Effective Date Contingency is satisfied after that thirtieth (30th) day, then within five (5) days after it is satisfied). Meek acknowledges and agrees that the payment to be made pursuant to this Section 3(a) fully satisfies Endocyte's obligations under Section 3(a)(i) of the Severance Agreement.

(b)          Accelerate vesting of stock option and restricted stock unit awards that have been granted to Meek under Endocyte's 2010 Equity Incentive Plan (the "2010 Plan"), as follows:

(i)          The portion of the stock options that, but for the termination of Meek’s employment, would have vested with respect to Grant Nos. 2297168 and 2296613 dated August 3, 2012, during the period beginning on the Termination Date and ending on August 3, 2015 (the "Accelerated Vesting Period") will be accelerated and become exercisable as of the Termination Date, but exercise of the options with respect to those shares will be subject to the satisfaction of the Effective Date Contingency and to the terms of the 2010 Plan and the applicable stock option grant agreement.

(ii)         The portion of the stock options that, but for the termination of Meek’s employment, would have vested with respect to Grant Nos. 2393001 and 2363376 dated February 19, 2013, during the Accelerated Vesting Period will be accelerated and become exercisable as of the Termination Date, but exercise of the options with respect to those shares will be subject to the satisfaction of the Effective Date Contingency and to the terms of the 2010 Plan and the applicable stock option grant agreement.

(iii)        The portion of the stock options that, but for the termination of Meek’s employment, would have vested with respect to Grant Nos. 2538390 and 2532386 dated February 6, 2014, during the Accelerated Vesting Period will be accelerated and become exercisable as of the Termination Date, but exercise of the options with respect to those shares will be subject to the satisfaction of the Effective Date Contingency and to the terms of the 2010 Plan and the applicable stock option grant agreement.

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(iv)        With respect to Grant No. 2533532 dated February 6, 2014, restricted stock units (“RSUs”) that, but for the termination of Meek’s employment, would have vested on February 6, 2015 will instead become vested as of the Termination Date, and those RSUs will be settled and paid in the form of Endocyte common stock as soon as practicable after the Effective Date Contingency is satisfied, but in no event later than the 15th day of the third month following the Termination Date.  As provided in the applicable RSU award agreement, unless Meek provides notice to Endocyte prior to the Termination Date that Meek desires to pay cash to satisfy all applicable tax withholding requirements and Meek makes such cash available to Endocyte prior to the Termination Date, Endocyte will withhold from the payment of common stock upon settlement and payment of the RSUs otherwise deliverable shares of common stock having a Fair Market Value equal to the minimum statutory amount required to be withheld.

Meek acknowledges and agrees that the actions Endocyte will take pursuant to this Section 3(b) fully satisfy Endocyte's obligations under Section 3(a)(ii) of the Severance Agreement, and that any deviation from the precise terms of Section 3(a)(ii) of the Severance Agreement has been made at Meek's request.

Meek further acknowledges that the terms applicable to the foregoing options allow for exercise for a limited period of three (3) months following the Termination Date, which period will not be tolled pending the satisfaction of the Effective Date Contingency.

For the avoidance of doubt, Meek's rights with respect to option shares that were vested and exercisable prior to the Termination Date shall continue to be governed by the terms of the 2010 Plan and the applicable stock option grant agreement.

(c)          Pay Meek within 30 days following the Termination Date (or, if the Effective Date Contingency is satisfied after the thirtieth (30th) day, then within five (5) days after it is satisfied) a gross lump sum amount of $13,920.21, which is subject to applicable tax withholdings.. This gross amount represents the amount required to pay nine months of COBRA premiums for health, dental, and vision insurance Meek had through Endocyte as of the Termination Date. Meek may use this amount to fund COBRA continuation coverage or for any other purpose of his choosing. Meek acknowledges and agrees that this payment fully satisfies Endocyte's obligations under Section 3(a)(iii) of the Severance Agreement and that any deviation from the precise terms of Section 3(a)(iii) of the Severance Agreement has been made at Meek's request.

4.          Upon receipt of the payments, accelerated options and RSUs, and other consideration set forth in Sections 2 and 3 of this Agreement, Meek acknowledges and agrees that: a) Endocyte has paid him all salary, compensation, bonuses, benefits, stock options and awards, vacation and other paid time off, and remuneration of any kind that it owes him in connection with his service as an officer for Endocyte and his employment with Endocyte under any grant, award, agreement, policy, plan, practice, law, statute, regulation, or obligation of any kind or nature, b) Endocyte has satisfied all obligations it has or may have to Meek under the Severance Agreement, and c) Endocyte owes Meek nothing beyond that which is set forth in Sections 2 and 3 of this Agreement.

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5.          To the fullest extent permitted by law, Meek irrevocably and unconditionally releases, forever discharges, and covenants not to sue a) Endocyte, b) all of Endocyte's officers, directors, managers, employees, representatives, stockholders, benefit plans and programs, trusts, trustees, administrators, fiduciaries, insurers, attorneys, assigns, agents, both individually and in their representative capacities, and c) all persons acting by, through, under, or in concert with any of the foregoing entities or individuals (collectively "Releasees") as to all claims and actions (including for attorneys' fees and costs actually incurred), whether known or unknown, suspected or unsuspected, that have accrued as of the date Meek signs this Agreement, whether or not the claim has been asserted or could have been asserted in any forum, including but not limited to all claims i) arising from Meek's service as an officer of Endocyte, from Meek's employment with Endocyte, and/or from the termination of such service and/or employment, ii) arising under the Severance Agreement, iii) arising under the Age Act and its state and local law equivalents, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, 42 U.S.C. 1981, and the Americans With Disabilities Act, as amended, iv) arising under any contract or agreement Meek may have with Endocyte, written, oral, or otherwise, v) arising under all federal, state, and local laws, and vi) based on contract, tort, common law, and other legal theories. This release shall be construed as broadly as lawfully possible and is intended, to the fullest extent permitted by law, to include all claims that Meek may have against any of the Releasees as of the date Meek signs this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that the release does not extend to w) any of Meek's rights as a holder of stock, options or RSUs of Endocyte, including any of his rights under any Award Agreement (as defined in the 2010 Plan) entered into between Endocyte and Meek, x) any of Meek's rights under this Agreement, y) any rights Meek may have for indemnification of any third-party claim relating to Meek’s service as an employee or officer of Endocyte, or z) any claims that cannot by law be released through this Agreement.

Nothing in this Agreement shall constitute or be construed as a waiver of future claims or a waiver of Meek's right to file a charge with the U.S. Equal Employment Opportunity Commission or its state or local counterpart or to participate in an investigation of any such charge. However, Meek does release to the fullest extent permitted by law his right to file a court action and to seek or to accept individual remedies or damages in any action filed on his behalf, and this release shall apply with full force and effect to any proceeding arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief.

6.          Meek represents, warrants, and agrees that he has not disclosed and will not disclose to any person or entity, either directly or indirectly, or by implication or innuendo, the terms of this Agreement or the amount Endocyte will pay pursuant to this Agreement unless explicitly required by law to the contrary. Meek further agrees that, unless explicitly required by law to the contrary, neither he nor anyone acting under his control or at his direction will disclose any information concerning the terms of this Agreement or the amount Endocyte will pay pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Agreement prohibits Meek from disclosing its terms to (a) the EEOC or any comparable state or local agency, or (b) his counsel, present spouse, or professional financial adviser or tax preparer (any such disclosee under this clause (b) being referred to as a “disclosee”) if he first informs the disclosee of the foregoing confidentiality provisions and the disclosee agrees to abide by them. Meek understands that a breach by any disclosee will be deemed a breach by Meek.

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7.          Meek agrees not to seek employment or work in any other capacity with Endocyte, and Meek agrees that Endocyte has the right not to hire him or utilize his services. Meek further agrees that if he becomes employed by Endocyte, then Endocyte has the right to terminate his employment or cancel his services, and Meek releases all Releasees from all liability and waives all claims that may relate to such action.

8.          Meek agrees to return promptly to Endocyte all Endocyte's property, documents, and materials in Meek's possession or subject to Meek's control, including equipment, computers and electronic devices, access cards, keys, manuals, and written literature (including electronically stored data in any form).

9.          Meek affirms that he is not aware of any undisclosed or unresolved compliance issues arising under any federal, state or local law. Meek also affirms that he has not and will not alter, destroy, remove, or inappropriately limit Endocyte's access to its records or documents.

10.         Meek agrees not to make comments about Endocyte's management, policies, practices, or services that may jeopardize or have a negative impact on the Releasees' economic interests or reputation; provided, however, that nothing in this Agreement shall limit Meek's right to communicate with the EEOC or a comparable state or local agency for purposes of filing a charge with such agency or participating or cooperating in the agency’s investigation of any charge. Subject to this provision, Meek and Endocyte agree not to make false, negative or disparaging statements about the other (or, in the case of Meek, about Endocyte's management, policies, practices or services) to any other person or entity, except as may be legally required.

11.         Meek represents and warrants that he has not commenced an action of any kind in any forum against Endocyte or any of the other Releasees.

12.         This Agreement does not constitute an admission by the Releasees that any has violated any law or committed any wrongful act, and each specifically denies having done so. This Agreement may not be introduced into evidence or relied upon by either Party in legal proceedings except proceedings regarding breach of the terms of this Agreement or by the Releasees in defending legal claims.

13.         This Agreement contains the entire agreement between the Parties relating to the matters addressed in this Agreement and supersedes all prior written or oral negotiations, representations, or understandings relating to the matters addressed in this Agreement unless otherwise preserved in this Agreement. However, all intellectual property assignment, dispute resolution, restrictive stock transfer, voting, right of first refusal, lock up, confidentiality, nondisclosure, non-compete, non-solicitation and other post-employment restrictions and covenants that apply to Meek by virtue of his employment with Endocyte, Endocyte's plans, policies, and practices, or other prior agreements, statutes or common law remain in full force and effect and are not in any way affected, diminished or superseded by this Agreement. Furthermore, this Agreement does not affect Meek's legal obligation to protect the confidentiality of Endocyte's information, including but not limited to personnel and personal (including medical) information, research, trade secrets, proprietary information, business plans and models, and financial data that Meek obtained in connection with his employment with Endocyte. This Agreement can only be modified by a writing signed by both Parties.

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14.         Meek acknowledges that he is not relying on any oral or written representations, statements, promises, or other inducements made by Endocyte or its representatives except those expressly stated in this Agreement.

15.         A court of competent jurisdiction's declaration that any portion of this Agreement is illegal or unenforceable will not affect the legality, enforceability, or validity of the remainder of this Agreement so long as the economic or legal substance this Agreement contemplates is not affected in any manner materially adverse to any Party.

16.         This Agreement will be binding upon and inure to the benefit of the Parties' heirs, personal representatives, successors and assigns.

17.         This Agreement will be construed and enforced in accordance with Indiana law without regard to conflict of laws principles. Endocyte and Meek agree that any legal action relating to this Agreement will be commenced and maintained exclusively before an appropriate state or federal court of record in Indiana. The Parties will submit to the jurisdiction of those courts and waive any right to challenge personal jurisdiction or venue in any action commenced or maintained in those courts.

18.         This Agreement may be executed in counterparts or using facsimile or electronic signatures, each of which will have the same force and effect as original signatures.

19.         The Parties agree that neither shall be deemed to be the drafter of this Agreement, which will be interpreted and construed without presumption or inference based upon or against the Party responsible for its drafting.

20.         Meek acknowledges that he has had a reasonable opportunity to read and discuss all aspects of this Agreement with counsel, fully understands all provisions of it, and is entering into this Agreement voluntarily and entirely of his own free will under no duress or coercion.

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21.         Meek acknowledges that Endocyte (a) provided him this Agreement on June 17, 2014; (b) advised him at that time to consult an attorney prior to signing the Agreement; (c) informed Meek at the time he was provided this Release that he would have a minimum of twenty-one (21) days (i.e., until the later of (i) twenty-one (21) days from the date he is provided this Agreement or (ii) his Termination Date) to accept this offer by signing this Agreement; (d) informed him that the earliest date he may sign this Agreement for it to be effective is his Termination Date; and (e) informed him that this Agreement will not be effective or enforceable against Meek or Endocyte if Meek revokes it by written notice to Katherine Parker at Endocyte received not later than seven (7) days after Meek signs the Agreement. If not revoked, the Agreement will become binding and enforceable on the eighth day following Employee's signing the Agreement, i.e., on the "Effective Date." Meek agrees that changes to this Agreement do not restart the time period set forth above.

22.         The Recitals are an integral part of this Agreement and specifically are incorporated by reference.

Meek and Endocyte have executed this Separation Agreement and Release of Claims on the date(s) stated below.

"MEEK"		"ENDOCYTE"

DAVID D. MEEK		ENDOCYTE, INC.

/s/ D. D. Meek		By	/s/ Mike Sherman
[Signature]
		Title	CFO

Date	7/13/2014	Date	July 13, 2014

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Exhibit A

ENDOCYTE, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the "Agreement ") is made and entered into by and between David D. Meek ("Executive") and Endocyte, Inc., a Delaware corporation (the "Company"), effective as of August 3, 2012 (the "Effective Date").

RECITALS

1.          It is possible that the Company could te1minate Executive's employment with the Company and it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the "Board') recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility , threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.          The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.          The Board believes that it is imperative to provide Executive with certain severance benefit s upon Executive's termination of employment and with certain additional benefits upon a Change in Control. These benefit s will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4.          Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenant s contained herein, the parties hereto agree as follows:

1. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the "Initial Term"). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) yea r terms (each an "Additional Term") , unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement , the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.          At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law.

3.          Severance Benefits.

(a)          Termination Without Cause or Other than Death or Disability, or Resignation for Good Reason Prior to a Change in Control or After Twelve Months Following a Change in Control. If the Company terminates Executive's employment with the Company for a reason other than Cause or Executive's death or Disability , or if Executive resigns for Good Reason , and such termination occurs prior to a Change in Control or after twelve (12) months following a Change in Control, then, in each case subject to Section 4, Executive will receive the following severance benefits from the Company:

Severance Payment. The Company will pay Executive a lump sum payment in an amount equal to seventy-five (75%) of Executive's base salary, as in effect immediately prior to Executive's termination of employment (unless such termination occurs as a result of clause (ii) of the good reason definition.

(i)          of the definition of "Good Reason" under Section 6(d) below, in which case the amount will be equal to Executive's base salary as in effect immediately prior to such reduction), less applicable withholdings, payable within thirty (30) days following the date of Executive 's termination of employment.

(ii)         Equity. The unvested portion of Executive's then outstanding equity awards (the "Awards") covering shares of the Company 's common stock that otherwise would have vested over a nine (9) month period following such termination pursuant to the vesting schedule set forth in the award agreement will immediately vest and, if applicable, become exercisable.

If, however, an Award is to vest, and/or the amount of the Award to vest, is to be determined, in part or in whole, based on the achievement of performance criteria, then the Award will vest as to the amount of the Award that would have vested had Executive remained employed through such nine (9) month period subject to the determination of the achievement of the performance criteria (with the amount of the Award vesting based upon the extent to which the performance criteria was so determined to have been achieved). The settlement of any Awards that vest pursuant to the preceding sentence shall take place at the time of the determination as to what extent the performance criteria for the performance period have been achieved.

The Awards will remain exercisable, to the extent applicable, following Executive's termination for the period prescribed in the respective equity plan and agreement for each Award.

(iii)        Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for Executive and Executive' s eligible dependent s (as applicable), within the time Period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive 's behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive 's termination of employment) until the earlier of (A) a period of nine (9) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive 's eligible dependents becomes covered under similar plans.

(b)          Termination without Cause or Resignation for Good Reason Within Twelve Months Following a Change in Control.         If within twelve (12) month s following a Change in Control, the Company terminates Executive's employment with the Company for a reason other than Cause or Executive's death or Disability or Executive resigns for Good Reason, then, in each case subject to Section 4, Executive will receive the following severance from the Company:

Base Salary Severance. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive's base salary as in effect immediately prior to Executive's termination of employment (unless the termination occurs as a result of clause (ii) of the good reason definition.

(i)          of the definition of "Good Reason " under Section 6(d) below, in which case the amount will be equal to Executive's annual base salary in effect prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control, less applicable withholdings, payable within thirty (30) days following the date of Executive's termination of employment.

(ii)         Bonus Severance.         Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive's target bonus as in effect for the fiscal year in which Executive's termination of employment occurs or, if greater, for the fiscal year in which the Change in Control occurs, less applicable withholdings, payable within thirty (30) days following the date of Executive's termination of employment.

(iii)        Equity. one hundred percent (100%) of the unvested portion of the Awards will immediately vest and, if applicable, become exercisable as of the date of such termination.

If, however, an Award is to vest and/or the amount of the Award to vest is to be determined based, in part or in whole, on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the unvested portion of the Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

The Awards will remain exercisable, to the extent applicable, following Executive's termination for the period prescribed in the respective equity plan and agreement for each Award.

(iv)        Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive's eligible dependent s (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive's behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive's termination of employment) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company , or (B) the date upon which Executive and/or Executive's eligible dependent s becomes covered under similar plans.

(c)          Voluntary Resignation Without Good Reason; Termination for Cause; Death or Disability.         If Executive's employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive's death or Disability, then (i) all vesting will terminate immediately with respect to Executive's outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company's established policies, if any, as then in effect.

(d)          Exclusive Remedy. In the event of a termination of Executive's employment as set forth in Sections 3(a) and 3(b) of this Agreement , the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4.          Conditions to Receipt of Severance

(a)          Release of Claims Agreement.         The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the "Release" ), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive's termination of employment (the "Release Deadline ") . If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payment s or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i)          In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive's termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payment s and benefit s under Section 3 of this Agreement that would be considered Deferred Payments (as defined in Section 4(b) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 4(a)(ii), or (C) such time as required by Section 4(b).

(ii)         No severance payments and benefits under Section 3 of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive 's termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b)          Confidential Information and Invention Assignment Agreements. Executive 's receipt of any payment s or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c)          Section 409A.

(i)          Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the "Deferred Payments ") will be payable until Executive has a "separation from service" within the meaning of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l (b)(9) will be payable until Executive has a "separation from service" within the meaning of Section 409A.

(ii)         Further, if Executive is a "specified employee " within the meaning of Section 409A at the time of Executive's separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive's separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive 's death following Executive 's separation from service but prior to the six (6) month anniversary of Executive's separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive 's death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)        Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A- l (b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(iv)        The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payment s and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary , appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5.          Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 2800 of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 3 will be either:

(a)          delivered in full, or

(b)          delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefit s constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 2800), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive's equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company 's independent public accountants immediately prior to the Change in Control (the "Accountants") , whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretation s concerning the application of Sections 2800 and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in severance and other benefits constituting "parachute payments" is necessary so that benefit s are delivered to a lesser extent, reduction will occur in the following order:

(1)         reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive's equity awards' grant dates.

6.          Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a)          Cause. "Cause" means (i) an act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee and intended to result in Executive's substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, a felony or misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company; (iii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company; (iv) following delivery to Executive of a written demand for performance that describes the basis for the Company's reasonable belief that Executive has not substantially performed his or her duties, Executive 's continued violations of his or her obligations to the Company that are demonstrably willful and deliberate on Executive 's part; and (v) Executive 's material violation of any written employment policy or standard of conduct of the Company.

(b)          Change in Control. "Change in Control" means the occurrence of any of the following:

(i)          A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided , however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)         A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a "Director") is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)        A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions ; provided, however , that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (I) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company 's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company , or (4) an entity, at least 50% of the total value or voting power of which is owned , directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c)          Disability. "Disability" means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)          Good Reason. "Good Reason" means Executive 's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive's express written consent: (i) a material reduction of Executive 's duties, position , or responsibilities , relative to Executive 's duties, position, or responsibilities in effect immediately prior to such reduction , unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position , or responsibilities solely by virtue of the Company being acquired and mad e part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute "Good Reason "; (ii) a material reduction by the Company in Executive's annualized base pay as in effect immediately prior to such reduction ; (iii) the relocation of Executive's principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by a successor. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within ninety (90) days of the initial existence of the ground s for "Good Reason" and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e)          Section 409A Limit. "Section 409A Limit " means the lesser of two (2) times: (i) Executive 's annualized compensation based upon the annual rate of pay paid to Executive during the Executive's taxable year preceding the Executive 's taxable year of Executive 's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l ) and any Internal Revenue Service guidance issued with respect thereto ; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code for the year in which Executive's employment is terminated.

7.          Successor s.

(a)          The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)          Executive's Successors. The term s of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.          Notice.

(a)          General.         Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personall y delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b)          Notice of Termination.         Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon , will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder.

9.          Miscellaneous Provisions.

(a)          No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)          Waiver.         No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) . No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time .

(c)          Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)          Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Indiana (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Tippecanoe County, Indiana , and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)          Severability. The invalidity or unenforceability of any provision or provision s of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)          Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	ENDOCYTE, INC.

	By:	/s/ P. Ron Ellis
	Title:	CEO

EXECUTIVE	By:	/s/ D. D. Meek
	Title:	Chief Commercial Officer

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